EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Spectra Energy Corp and Spectra Energy Capital, LLC of our report dated February 22, 2013, relating to the consolidated financial statements of DCP Midstream, LLC and its subsidiaries, appearing in the Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in each Prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

April 30, 2013